UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.___)

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KURA ONCOLOGY, INC.

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KURA ONCOLOGY, INC.

12730 High Bluff Drive, Suite 400

San Diego, California 92130

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2021

To the Stockholders of Kura Oncology, Inc.:

This proxy statement supplement, dated June 4, 2021 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Kura Oncology, Inc. (the “Company”), dated April 29, 2021 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 22, 2021 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Resignation and Appointment of Director

On June 3, 2021, Robert E. Hoffman tendered his resignation as a member of the Company’s Board of Directors (the “Board”) and all committees thereof, effective as of August 3, 2021 (the “Hoffman Resignation”).

On June 3, 2021, the Board (i) increased the authorized size of the Board from seven to eight members and (ii) upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Carol A. Schafer as (a) a Class II director of the Company to fill the vacancy created by the aforementioned increase in the size of the Board, with a term of office expiring at the Company’s 2022 Annual Meeting of Stockholders, (b) a member of the Audit Committee of the Board (the “Audit Committee”) and (c) contingent upon and effective as of the effectiveness of the Hoffman Resignation, Chairperson of the Audit Committee.

Based on a review of all relevant identified transactions or relationships between Ms. Schafer, or any of her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Ms. Schafer is an independent director pursuant to the applicable Nasdaq Stock Market listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended.

Ms. Schafer (age 57) has served as a member of the Board since June 2021. Ms. Schafer has more than 25 years of experience in investment banking, equity capital markets, corporate finance and business development and has worked extensively within the biopharmaceutical industry. Since October 2018, Ms. Schafer has served as managing partner at Hyphen Advisors, LLC, a firm that provides advisory, consulting and board services to public and private companies and boards of directors. From 2007 to September 2018, Ms. Schafer worked at Wells Fargo Securities LLC in various positions of increasing responsibility, most recently as Vice Chair in Equity Capital Markets. From 2003 to 2007, Ms. Schafer served as Vice President, Finance and Business Development at Lexicon Pharmaceuticals, Inc., a public biotechnology company. From 1986 to 2003, Ms. Schafer worked at J.P. Morgan, where she held positions of increasing responsibility, most recently as Managing Director in Equity Capital Markets. Ms. Schafer currently serves on the boards of directors of Idera Pharmaceuticals, Inc., Insmed Incorporated and Repare Therapeutics Inc., each a public biopharmaceutical company, and previously served on the board of directors of Five Prime Therapeutics, Inc., a public biotechnology company, from May 2019 until its acquisition by Amgen Inc. in April 2021. Ms. Schafer received a B.A. in Mathematics and Computer Science from Boston College and an M.B.A. from New York University.

The Nominating Committee and the Board believe that Ms. Schafer’s extensive financial background, her experience in the financial services and banking industries, and her experience as a member of other boards of directors of publicly-traded companies in the biopharmaceutical industry qualify her to serve on the Board.

Pursuant to the Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”), Ms. Schafer (i) will receive an (a) annual cash retainer of $40,000 for service on the Board, (b) additional annual cash retainer of $7,500 for service as a member of the Audit Committee and (c) additional annual cash retainer of $7,500 for service as Chairperson of the Audit Committee and (ii) was granted on the date of her appointment an option to purchase

46,000 shares of the Company’s common stock, which vests annually over a three year period. The Compensation Policy also provides for further automatic annual option grants to purchase 23,000 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vest in full on the one year anniversary of the date of grant. Each of the option grants described above will vest in full in the event of a change in control (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan). Ms. Schafer has also entered into the Company’s standard form of Indemnification Agreement.

Other than as set forth above in this Supplement, Ms. Schafer does not beneficially own any shares of the Company’s common stock.

There are no arrangements or understandings between Ms. Schafer and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Ms. Schafer has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Ms. Schafer at the Annual Meeting. Ms. Schafer, as a Class II director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Directors, included in the Proxy Statement.

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ James Basta
James Basta, J.D.
Chief Legal Officer and Secretary

June 4, 2021